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Exhibit 3.13

DALLASTOWN REALTY I, LLC

OPERATING AGREEMENT

 AGREEMENT TO AMEND AND RESTATE
OPERATING AGREEMENT OF
DALLASTOWN REALTY I, LLC

        This AGREEMENT TO AMEND AND RESTATE OPERATING AGREEMENT of Dallastown Realty I, LLC, (the "Company") is made as of April 3, 2001, between First Dominion Capital, L.L.C. (the "Member") and the Company.

RECITALS:

        A.    The Company was organized as a limited liability company under the laws of State of Delaware on November 25, 1998.

        B.    Under the Limited Liability Company Agreement of the Company dated as of December 16, 1998 (the "Original Operating Agreement"), the original member owning 100% of the Class A membership interests in the Company was Imrex, LLC ("Imrex") and the original member owning 100% of the Class B membership interests in the Company was Dallastown Realty Member, Inc. ("Realty Member").

        C.    Pursuant to the Stock and Membership Interest Purchase Agreement dated as of March 30, 2001 between the Member and Imrex, the Member acquired 100% of the Class A membership interests in the Company from Imrex and 100% of the Class B membership interests in the Company from Realty Member.

        D.    The parties hereto desire to amend and restate the Original Operating Agreement and provide, among other things, for the Member to become the sole member of the Company and that the Company be managed as provided below.

        THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

        1.     The Member shall be the sole member of the Company, and the Company shall be managed as provided in the Amended and Restated Operating Agreement set forth below.

        2.     The Original Operating Agreement of the Company is hereby amended and restated in its entirety, effective the date hereof, to read as follows:

RESTATED OPERATING AGREEMENT OF

DALLASTOWN REALTY I, LLC

RECITALS

        A.    Dallastown Realty I, LLC ("Company") was organized as a limited liability company under the laws of the State of Delaware on November 25, 1998.

        B.    Under the Limited Liability Company Agreement of the Company dated as of December 16, 1998 (the "Original Operating Agreement"), the original member owning 100% of the Class A membership interests in the Company was Imrex, LLC ("Imrex") and the original member owning 100% of the Class B membership interests in the Company was Dallastown Realty Member, Inc. ("Realty Member").

        C.    Pursuant to the Stock and Membership Interest Purchase Agreement dated as of March 30, 2001 between First Dominion Capital, L.L.C. ("Sole Member") and Imrex, the Sole Member acquired 100% of the Class A membership interests in the Company from Imrex and 100% of the Class B membership interests in the Company from Realty Member.

        D.    Pursuant to the Amended and Restated Operating Agreement effective April 3, 2001 all membership interests were consolidated and were not classified into different classes.

        E.    The parties hereto desire to amend and restate the Amended and Restated Operating Agreement in its entirety effective September 21, 2004.

ARTICLE I
DEFINITIONS, PURPOSE AND GENERAL MATTERS

        1.1    General Definitions.    As used in this Agreement, the following terms shall have the meanings indicated below:

          "Act" shall mean the Delaware Limited Liability Company Act, as it may be amended or replaced from time to time. As of the date of this Agreement, the Act is set forth in sections 18-101 through -1109 of Title 6 of the Delaware Code Annotated.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as it may be amended or replaced from time to time.

        1.2    Purpose.    The purpose of the Company is to engage in any lawful activity. Without limiting the scope of the foregoing, the Company is authorized to acquire and own all of the membership interests in Dallastown Realty II, LLC.

        1.3    Limited Liability.    No member or manager of the Company shall be personally obligated for any debt, obligation or liability of the Company solely by reason of being a member or acting as a manager, except as may be required by applicable law. Such limited liability shall exist to the maximum extent permitted by the Act.

        1.4    Status of Agreement.    This Agreement is intended to serve as a "limited liability company agreement" within the meaning of the Act.

ARTICLE II
MEMBERSHIP

        2.1    Admission of Additional Members.    The Company shall not admit a member in addition to the Sole Member unless all of the following requirements are satisfied: (a) the Sole Member grants prior written consent to the admission of the additional member; (b) the Company and the Sole Member amend or replace this Agreement as may be necessary or appropriate for the purpose of addressing any issues raised by joint or multiple ownership of the Company, including (without limitation) changes to the status of the Company for federal income tax purposes; and (c) each person or entity who seeks to be admitted as a member of the Company executes the Operating Agreement of the Company, as amended or replaced, and makes any required capital contributions to the Company in full.

        2.2    Resignation.    The Sole Member shall not resign or withdraw from the Company, except by operation of law or as the result of a transfer of its entire interest in the Company in accordance with this Agreement.

ARTICLE III
MANAGEMENT

        3.1    Appointment of Manager.    The Company shall be managed by a manager ("Manager"). The initial Manager of the Company shall be the Sole Member. The Sole Member shall not resign as the Manager unless a qualified replacement Manager (a) has been selected by the Sole Member, in its sole discretion; and (b) has agreed to become the Manager upon such resignation.

        3.2    Term of Manager.    If the Manager is not the Sole Member: (a) the Sole Member shall be entitled, in its sole discretion, to remove or replace the Manager at any time and for any reason; and

(b) the Manager's term shall continue until the Manager's resignation, termination by operation of law or death (as applicable for the then current Manager), or removal by the Sole Member.

        3.3    Authority of Manager.    The Manager shall have the authority to act on behalf of the Company to the maximum extent permitted by the Act. Without limiting the scope of the foregoing, the Manager shall be entitled to appoint any officers of the Company ("Officers") and to establish the authority and duties of the Officers.

        3.4    Expenses and Reimbursement.    The Company shall be responsible for all expenses, costs and liabilities arising from the management, organization or operation of the Company in accordance with this Agreement ("Company Expenses"). The Sole Member, the Manager and the Officers shall be entitled to receive prompt reimbursement from the Company to the extent, if any, that they incur any Company Expenses, unless such Company Expenses arose from a violation of this Agreement, willful misconduct or knowing violation of criminal law.

        3.5    Compensation.    No salary or other compensation shall be paid to the Manager for the Manager's actions on behalf of the Company. The Manager, in its sole discretion, shall determine the salaries or other compensation payable to the Officers from time to time.

ARTICLE IV
CAPITAL AND DISTRIBUTIONS

        4.1    Capital Contributions.    The Sole Member has made an initial capital contribution to the Company and the Sole Member, in its sole discretion, shall be entitled (but not required) to make additional capital contributions to the Company.

        4.2    Distributions.    The Company shall make annual distributions of any cash amounts that, in the reasonable determination of the Manager, are not necessary for the Company's operations, expenses or reserves. The Manager is entitled to authorize more frequent distributions of such cash amounts in the Manager's sole discretion.

ARTICLE V
TRANSFER OF INTEREST

        5.1    Restriction.    The Sole Member shall be prohibited from assigning, selling, exchanging or otherwise transferring its interest in the Company unless each of the following requirements are satisfied: (a) the prospective transferee tenders full payment of the required purchase price and executes a counterpart signature page to this Agreement as a member of the Company; and (b) the Company receives an opinion from its legal counsel, satisfactory to the Company in form and substance, confirming that the proposed transaction would not violate any federal or state securities laws, or any other applicable laws.

        5.2    Effect of Transfer.    If the Sole Member transfers its entire interest in the Company in accordance with this Agreement, such transfer shall operate, upon completion, as the complete resignation or withdrawal of the Sole Member from the Company.

ARTICLE VI
TAX MATTERS

        6.1    Tax Classification.    Unless the Sole Member elects otherwise, the Company shall be disregarded as an entity separate from the Sole Member for federal income tax purposes in accordance with the Internal Revenue Code and regulation section 301.7701-3(b)(1)(ii) as promulgated by the U.S. Treasury Department (or any successor regulation).

        6.2    Tax Filings.    The Company shall make such filings as may be required to maintain the tax classification elected by the Sole Member.

ARTICLE VII
INDEMNIFICATION AND REIMBURSEMENT

        7.1    Definitions.    As used in this Article, the term "Affiliate" shall refer to the Sole Member, the Manager (if different from the Sole Member) and the Officers, and each employee, director and officer thereof.

        7.2    Indemnification.    The Company shall indemnify and protect each Affiliate against any and all claims, liabilities, costs and expenses (including but not limited to reasonable legal fees and costs) arising directly or indirectly from any suit, action, investigation or other proceeding (whether formal or informal) that is brought or threatened against an Affiliate and that is based on the acts or omissions of such Affiliate on behalf of the Company, unless such acts or omissions violated this Agreement, constituted willful misconduct or resulted from a knowing violation of criminal law. The Company shall have no obligation to indemnify an Affiliate to the extent, if any, that the Affiliate is entitled to be indemnified by another source, such as, without limitation, an insurance company.

        7.3    Reimbursement.    If an Affiliate incurs or pays any indemnified cost, the Company shall reimburse the Affiliate for the full amount of such indemnified cost. Such reimbursement shall be due promptly after the Company receives (a) a written request for reimbursement from the Affiliate; (b) all information necessary to establish the nature and amount of the indemnified cost that was incurred or paid by the Affiliate; and (c) a written agreement by the Affiliate to repay such reimbursement if the Company subsequently determines that the Affiliate was not entitled to indemnification or if the Affiliate subsequently receives reimbursement from another source, such as, without limitation, an insurance company.

ARTICLE VIII
DISSOLUTION

        8.1    Events of Dissolution.    The Company shall dissolve upon the occurrence of any of the following events: (a) the written instruction of the Sole Member; (b) the sale or other transfer of all, or substantially all, of the Company's non-cash assets; or (c) any event requiring dissolution under the Act.

        8.2    Winding Up of Affairs.    Upon the dissolution of the Company, the Manager shall wind up the affairs of the Company. The Manager shall determine the time, place, manner and other terms of any sales involving the Company's assets, with due regard to the activity and the condition of the Company and the relevant market and economic conditions.

        8.3    Final Distributions.    Upon the dissolution of the Company, and subject to the requirements of the Act, the Manager shall distribute the assets of the Company in the following order of priority: (a) first, to any creditors of the Company; (b) second, to known and reasonably estimated costs of dissolution and winding up; (c) third, to any reserves established by the Manager, in the sole discretion thereof, for contingent liabilities of the Company; and (d) fourth, to the Sole Member.

        8.4    Filing of Certificate of Cancellation.    Following the winding up of the Company, the Manager shall be responsible for filing, if necessary, a Certificate of Cancellation on behalf of the Company with the Delaware Secretary of State, together with any other documents required to terminate the Company and its legal existence.

 ARTICLE IX
ADMINISTRATION

        9.1    Information and Records.    The Company shall keep accurate and complete information and records at its principal office (the "Company Records"). The Company shall prepare and maintain its financial reports and records in accordance with generally accepted accounting principles, applied on a consistent basis.

        9.2    Inspection.    If the Sole Member is not the Manager, upon prior notice of at least two (2) business days to the Manager and the Company, any designated representative of the Sole Member shall be entitled, during ordinary business hours, to inspect the Company Records and to copy them at the expense of the Sole Member.

ARTICLE X
MISCELLANEOUS PROVISIONS

        10.1    Governing Law.    The laws of the State of Delaware (without regard to those laws involving choice of law) shall govern this Agreement and all matters relating to its interpretation or enforcement.

        10.2    Modifications and Waivers.    Modifications of this Agreement shall not be binding, valid or enforceable unless they are approved in writing by each of the parties. Any modification or waiver of a provision in this Agreement shall be limited to that provision and the occasion on which it occurred, and shall not be construed as a modification or waiver with respect to any other provision or occasion.

        10.3    Enforceable Provisions.    All provisions in this Agreement are severable and each valid and enforceable provision shall remain in full force and effect, regardless of any judicial or other official declaration that certain provisions are invalid or unenforceable.

        10.4    Captions and Headings.    Captions and headings are used in this Agreement for convenience only and shall not affect its interpretation or enforcement. Terms such as "hereof," "hereby," "hereto," "herein" and "hereunder" shall be deemed to refer to this Agreement as a whole, rather than to any particular provision.

        10.5    Successors.    This Agreement shall be binding upon, and enforceable against, the parties and all of their permitted assignees and successors in title or interest.

        10.6    Exclusion of Third Party Benefit.    This Agreement is not intended for the benefit of any person or entity who is not a party to this Agreement (including, without limitation, a creditor of the Company or the Sole Member) and no such person or entity shall have any rights in connection with this Agreement, whether for enforcement or otherwise.

        10.7    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute, when taken together, a single instrument.

WITNESS the following signatures:

The Sole Member:	FIRST DOMINION CAPITAL, L.L.C. a Delaware limited liability company
	By:	/s/ Mark P. Mikuta
	Name:	Mark P. Mikuta
	Title:	President and Treasurer
The Company:	DALLASTOWN REALTY I, LLC a Delaware limited liability company
	By:	First Dominion Capital, L.L.C., Sole Member a Delaware limited liability company
	By:	/s/ Mark P. Mikuta
	Name:	Mark P. Mikuta
	Title:	President and Treasurer

QuickLinks

  Exhibit 3.13
DALLASTOWN REALTY I, LLC OPERATING AGREEMENT
AGREEMENT TO AMEND AND RESTATE OPERATING AGREEMENT OF DALLASTOWN REALTY I, LLC
RECITALS
RESTATED OPERATING AGREEMENT OF DALLASTOWN REALTY I, LLC RECITALS
ARTICLE I DEFINITIONS, PURPOSE AND GENERAL MATTERS
ARTICLE II MEMBERSHIP
ARTICLE III MANAGEMENT
ARTICLE IV CAPITAL AND DISTRIBUTIONS
ARTICLE V TRANSFER OF INTEREST
ARTICLE VI TAX MATTERS
ARTICLE VII INDEMNIFICATION AND REIMBURSEMENT
ARTICLE VIII DISSOLUTION
ARTICLE IX ADMINISTRATION
ARTICLE X MISCELLANEOUS PROVISIONS